                 AMENDED AND RESTATED COMMERCIAL LOAN AGREEMENT

    THIS AMENDED AND RESTATED COMMERCIAL LOAN AGREEMENT ("Agreement") is made and entered into as of the 7th day of May, 1999, by, between and among CALIFORNIA BANK & TRUST, a California banking corporation ("CBT"), MANUFACTURERS BANK, a California banking corporation ("Manufacturers"), AB PLASTICS CORPORATION, a California corporation ("AB"), COMPASS PLASTICS & TECHNOLOGIES, INC., a Delaware corporation ("Guarantor"), and CBT in its capacity as agent for CBT and Manufacturers ("Agent").

                                    RECITALS
                                    --------

    This Agreement is made and entered into on the basis of the following facts and understandings of the parties hereto:

    A. On or about February 27, 1998, AB, M.O.S. PLASTICS, INC., a California corporation ("MOS"), Guarantor, Manufacturers and The Sumitomo Bank of California ("Sumitomo") executed that Commercial Loan Agreement dated as of February 27, 1998 ("Original Loan Agreement").

    B. CBT is the successor by merger to Sumitomo, and is the holder of all of Sumitomo's rights, titles and interests in, to and under the Original Loan Agreement.

    C. Manufacturers and CBT are sometimes collectively referred to herein as the "Banks."

    D. In connection with the closing of the Original Loan Agreement, and pursuant to Section 2.1(c) thereof, AB, MOS and Agent executed that letter agreement dated February 26, 1998 ("February 26, 1998 Letter Agreement") pursuant to which AB and MOS agreed to pay to Agent, on each anniversary of the closing of the Loan, an agency fee in the amount of $10,000.

    E. On or about February 27, 1998, MOS, AB and Bank executed that letter agreement dated February 27, 1998, which modified certain of the terms of the Original Loan Agreement ("February 27, 1998 Letter Agreement").

    F. On or about June 11, 1998, MOS, AB, Banks and Agent executed that Amendment to Commercial Loan Agreement (AB/MOS) dated as of June 11, 1998 ("First Amendment").

    G. Pursuant to the First Amendment, the interest rates under the Original Loan Agreement were modified, such that the maximum "Applicable Spread" for "Prime Rate" borrowings was increased to 2.25%.

    H. The First Amendment also added as an additional Event of Default, the failure of AB and MOS to raise an additional $2,000,000 in equity or subordinated debt no later than October 31, 1998.

    I. By letter dated August 31, 1998 ("August 31, 1998 Letter") Banks notified AB, MOS and Guarantor that due to defaults that were in existence under the Original Loan Agreement, as modified, AB and MOS were no longer permitted any new "Offshore Rate" borrowings or any conversions from "Prime Rate" borrowings to "Offshore Rate" borrowings.

    J. By letter agreement dated September 4, 1998 ("September 4, 1998 Letter Agreement") among AB, MOS, Banks and Guarantor, AB, MOS and Guarantor acknowledged that pursuant to Section 3.12 of the Original Loan Agreement, as modified, effective September 8, 1998, the "Default Rate" pricing (Prime Rate plus 4.25%) went into effect. In addition, AB and MOS again acknowledged that they had no right to "Offshore Rate" pricing.

    K. Pursuant to the September 4, 1998 Letter Agreement, AB, MOS and Guarantor acknowledged that they were in default under the Original Loan Agreement, as modified, and that Banks were free to exercise their creditor rights and remedies thereunder.

    L. By letter agreement dated October 1, 1998, between Banks, AB, MOS and Guarantor ("October 1, 1998 Letter Agreement"), Banks agreed to modify the $600,000 payment due under the "Term Loan" on October 1, 1998, pursuant to
Section 1.5 of the Original Loan Agreement, as modified, by agreeing to accept a $300,000 payment on October 1, 1998 and a $300,000 payment on October 15, 1998.

    M. Pursuant to that letter agreement dated November 6, 1998, between Banks, AB, MOS and Guarantor ("November 6, 1998 Letter Agreement") the "Total Revolver Commitment" under the Credit Agreement was reduced from $6,000,000 to $4,750,000, effective November 6, 1998.

    N. In addition, pursuant to the November 6, 1998 Letter Agreement, AB and MOS agreed to make an additional principal payment under the "Term Loan" of $2,000,000 by December 15, 1998.

    O. In the November 6, 1998 Letter Agreement, AB and MOS again acknowledged that they were in default under the Original Loan Agreement, as modified by the February 26, 1998 Letter Agreement, the February 27, 1998 Letter Agreement, the First Amendment, the September 4, 1998 Letter Agreement, the October 1, 1998 Letter Agreement, and the November 6, 1998 Letter Agreement (collectively, "Prior Credit Agreement"), and that Banks were free to exercise their rights and remedies in Banks' discretion.

    P. By letter dated December 1, 1998, Banks advised AB, MOS and Guarantor of additional Events of Default under the Prior Credit Agreement.

    Q. By letter dated December 1, 1998, Banks advised Pinecreek Capital Partners ("Pinecreek") and Sirrom Capital, dba Tandem Capital ("Tandem Capital") that AB and MOS had to suspend payments to Pinecreek Capital and Tandem Capital on the "Subordinated Debt", as that term is defined in that Subordination Agreement dated February 27, 1998, among Tandem Capital Corporation, Pinecreek Capital (collectively, "Subordinated Creditors") and Banks ("Subordination Agreement").

    R. By letter agreement dated January 15, 1999 ("January 15, 1999 Letter Agreement"), AB and MOS acknowledged that they were in default under the terms of the Prior Credit Agreement, and Banks agreed, upon certain terms and conditions to forbear from exercising Bank's rights and remedies through January 29, 1999.

    S. In connection with the execution of the Original Credit Agreement, AB and MOS executed the following promissory notes (collectively "Prior Notes"):

        (i) Revolving Loan Note (Sumitomo) dated February 27, 1998, in the original principal amount of $3,000,000 payable to the order of Sumitomo ("CBT Revolving Note");

        (ii) Revolving Loan Note (Manufacturers) dated February 27, 1998, in the original principal amount of $3,000,000 payable to the order of Manufacturers ("Manufacturers Revolving Note");

        (iii) Term Loan Note (Sumitomo) dated February 27, 1998, in the original principal amount of $7,000,000 payable to the order of Sumitomo ("CBT Term Note"); and

        (iv) Term Loan Note (Manufacturers) dated February 27, 1998, in the original principal amount of $7,000,000 payable to the order of Manufacturers ("Manufacturers Term Note").

    T. In connection with the execution of the Original Loan Agreement, AB executed in favor of Agent, for itself and Manufacturers that Security Agreement (AB Plastics) dated as of February 27, 1998 ("AB Security Agreement").

    U. In connection with the execution of the Original Loan Agreement, MOS executed in favor of Agent, for itself and Manufacturers, that Security Agreement (M.O.S. Plastics) dated as of February 27, 1998 ("MOS Security Agreement").

    V. In connection with the execution of the Original Loan Agreement, Guarantor executed in favor of Banks that Continuing Guaranty dated as of February 27, 1998 ("Guaranty").

    W. As security for its obligations under the Guaranty, Guarantor executed in favor of Agent, on behalf of Banks, that Pledge Agreement ("Stock Pledge Agreement") and that Security Agreement ("Guarantor Security Agreement") each dated as of February 27, 1998.

    X. Guarantor is the owner of 100% of the issued and outstanding stock of both AB and MOS.

    Y. Pursuant to the Stock Pledge Agreement, Guarantor pledged to Agent, on behalf of Banks, all of Guarantor's stock in AB and MOS.

    Z. Banks perfected their security interests in the assets of AB and MOS by the filing of UCC-1 Financing Statements with the California Secretary of State on March 2, 1998.

    AA. Banks perfected their security interests in the assets of Guarantor of the filing of a UCC-1 Financing Statement with the California Secretary of State on March 2, 1998.

    BB. As of the date of this Agreement, the following defaults exist under the Prior Credit Agreement (collectively "Existing Defaults"):

        (i) Defaults under Sections 6.3, 6.4, 6.5 and 6.6 of the Prior Credit Agreement for failure to maintain the appropriate Quick Ratio, Tangible Net Worth, Maximum Senior Funded Debt to EBITDA and Minimum Fixed Charge Coverage Ratio;

        (ii) Failure to raise an additional $2,000,000 in equity or subordinated debt by October 31, 1998;

        (iii) Failure to make a $2,000,000 principal payment under the Term Loan on December 15, 1998; and

        (iv) Failure to make a principal payment under the Term Loan in the amount of $750,000 on January 1, 1999.

    CC. As of April 23, 1999, the following principal amounts were owing under the Prior Notes.


                     Prior Note                    Principal
                     ----------                    ---------

                 CBT Revolving Note              $1,810,294.16

            Manufacturers Revolving Note         $1,810,294.16

                   CBT Term Note                   $5,987,500

              Manufacturers Term Note              $5,987,500

    DD. Guarantor has entered into that Stock Purchase Agreement dated as of May 7, 1999 ("Stock Purchase Agreement") with Daniel P. Flaman and Timothy Howard (collectively "Buyers").

    EE. Guarantor has also entered into that Retainer and Consulting Agreement ("Consulting Agreement") dated as of May 7, 1999, with CHF Equity Fund I Acquisition, a California Limited Partnership ("CHF").

    FF. Pursuant to the Stock Purchase Agreement, Guarantor has agreed to sell all the stock of MOS to Buyers for a gross purchase price of seven million seven hundred fifty thousand dollars ($7,750,000).

    GG. Pursuant to the Consulting Agreement, Guarantor has agreed to provide certain services to CHF in return for an up front cash payment of five hundred thousand dollars ($500,000).

    HH. The gross purchase price under the Stock Purchase Agreement is to be reduced by the following amounts (collectively "Stock Purchase Deductions"):



        Employee Bonuses in the approximate amount of             $365,000.00


        State income tax in the approximate amount of             $221,121.00

                                                                  $939,062.00
        Senior Equipment Debt in the approximate amount of

        Closing Costs not to exceed                               $100,000.00


        Reimbursement of Franchise Taxes Paid                      $31,075.00


        Repayment of all Capital MOS Advance                       $25,000.00
                                                                -------------
        Total:                                                  $1,681,258.00
                                                                =============

    II. In addition to the Stock Purchase Deductions, two hundred fifty thousand dollars ($250,000) of the gross sale price ("Hold Back") is going to be placed in escrow, at counsel for Buyers, to be held as security for breaches by Guarantor of any representations or warranties in the Stock Purchase Agreement.

    JJ. Pursuant to a separate consulting agreement, following the sale of MOS pursuant to the Stock Purchase Agreement, the Buyers have agreed to cause MOS to pay consulting fees aggregating $500,000 over a period of three years to Michael
A. Gibbs and Paul Iacono, or their corporate affiliate (unrelated to Guarantor and AB) for services to be provided to MOS or the Buyers. Such consulting fees, as and when paid are not part of the Net Proceeds (as hereinafter defined) or otherwise subject to the terms of this Agreement.

    KK. Guarantor and AB has requested that Banks consent to the sale of MOS pursuant to the Stock Purchase Agreement.

    LL. Banks have agreed to consent to such sale and release their security interests in the assets of MOS and in the stock of MOS in return for a payment to Banks of (i) the five hundred thousand dollars to be paid under the Consulting Agreement and (ii) the net proceeds to be received by Guarantor under the Stock Purchase Agreement.

    MM. Guarantor and AB has further requested that Banks waive the Existing Defaults and amend and restate the Prior Credit Agreement as set forth herein, in order to give AB and Guarantor an opportunity to engage in transactions which will result in the remaining amounts owing to Banks being paid.

    NN. Banks are willing to undertake the obligations expressly required of them under this Agreement without incurring any other liabilities of any kind whatsoever whether to AB, Guarantor or to any other person or entity.

                                   AGREEMENTS
                                   ----------

    NOW THEREFORE, in consideration of their mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

    1. CONSENT TO sALE OF mos and APPLICATION OF PROCEEDS FROM THE SALE OF MOS.

        1.1 Consent To Sale.

        Banks hereby consent to Guarantor's sale of the stock of MOS pursuant to the Stock Purchase Agreement, and Banks agree to release their security interest in the assets of MOS, so long as Banks receive, in cash, or immediately available funds, the $500,000 payable to Guarantor under the Consulting Agreement and the net proceeds to be received by Guarantor under the Stock Purchase Agreement, in no event to be less than SIX MILLION THREE HUNDRED EIGHTEEN THOUSAND SEVEN HUNDRED FORTY-TWO DOLLARS ($6,318,742) ("Net Proceeds").

        1.2 Application of Net Proceeds

        Guarantor, AB and Banks agree that Banks shall apply the Net Proceeds from the sale of MOS as follows:

            (a) $4,276,785.27 shall be applied against the "Term Loan", as that term is defined in the Prior Credit Agreement;

            (b) $1,468,000, the principal amount outstanding for Advances to MOS under the "Revolving Line of Credit", as that term is defined in the Prior Credit Agreement, shall be paid in full;

            (c) the $10,000 agency fee due February 27, 1998, under the Prior Credit Agreement shall be paid;

            (d) $25,000 shall be paid to Banks to reimburse Banks for Banks' out of pocket costs and expenses incurred with respect to the Prior Credit Agreement and the negotiation and documentation of this Agreement; and

            (e) the remainder shall be applied against Advances made by Banks to AB under the "Revolving Line of Credit", as that term is defined in the Prior Credit Agreement.

        Guarantor, AB and Banks agree that the foregoing application of funds shall leave owing and outstanding under the Prior Credit Agreement the following amounts:

            (f) $7,698,214.73 under the "Term Loan", as that term is defined in the Prior Credit Agreement; and

            (g) $1,613,631.59 owing under the "Revolving Line of Credit", as that term is defined in the Prior Credit Agreement ("Initial Revolving Credit Balance").

    2. CREDIT FACILITIES, AMOUNT AND TERMS.

         Banks agree to make available to AB the following line(s) of credit and/or credit accommodations on the following terms, covenants and conditions:

        2.1 Revolving Line of Credit

            (a) Revolving Line of Credit. During the Availability Period, Banks will provide a line of credit (the "Revolving Line of Credit") to AB. The maximum amount of the Revolving Line of Credit is TWO MILLION ONE HUNDRED THIRTEEN THOUSAND DOLLARS ($2,113,000) representing the Initial Revolving Credit Balance plus $500,000 (the "Total Revolver Commitment").

        Of the Total Revolver Commitment, CBT's Commitment is ONE MILLION FIFTY SIX THOUSAND FIVE HUNDRED DOLLARS ($1,056,500) and Manufacturer's Commitment is ONE MILLION FIFTY SIX THOUSAND FIVE HUNDRED DOLLARS ($1,056,500). Upon execution of this Agreement, the respective Commitments of the Banks shall be as set forth above. Under no circumstances shall any Bank be obligated to advance more than its particular Commitment. Each advance will be credited to the Banks' respective Commitments in proportion to their respective Pro Rata Shares. As used in this Agreement "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the Total Revolver Commitment of all Banks. CBT's Pro Rata Share is 0.50 and Manufacturers' Pro Rata Share is 0.50. AB's obligations to repay the Revolving Line of Credit are evidenced by two promissory notes (one in favor of CBT and one in favor of Manufacturers) substantially in the forms of Exhibits A-1 and A-2 attached hereto (collectively, the "Revolving Line Notes"). Banks' obligations to make advances under the Revolving Line of Credit are subject to the additional borrowing base limitations set forth in subparagraph (b) below, as well as the other applicable terms and conditions of this Agreement.

            (b) Borrowing Base Limitations on Revolving Line of Credit. During the Availability Period, the Banks will, on a revolving basis, make advances to AB, which may not at any time exceed, in the aggregate outstanding, the lesser of (1) the Total Revolver Commitment or (2) the Borrowing Base.

                (i) "Borrowing Base" shall mean the sum of eighty-five percent (85%) of the net face amount of Eligible Accounts generated and owned by AB, after deduction of such reserves as Banks deem necessary and proper in their reasonable judgment plus fifty percent (50%) of Eligible Inventory owned by, after deduction of such reserves as Agent deems necessary and proper in its reasonable judgment (provided, however, that the amount which may be borrowed against such Eligible Inventory may never exceed the amount which may be borrowed against such Eligible Accounts, based on the foregoing formulas), plus $500,000.

                (ii) "Accounts Receivable" shall mean open accounts arising in the ordinary course of AB's business from services performed or goods sold by AB.

                (iii) "Account Debtor" shall mean the obligor on any Accounts Receivable.

                (iv) "Eligible Accounts" shall mean Accounts Receivable, excluding the following (which exclusions shall be calculated without duplication, to the greatest extent possible):

                    (A) Accounts Receivable which remain uncollected more than 90 days from the date they are first invoiced.

                    (B) Accounts Receivable due from an Account Debtor which suspends business, suffers a business failure or the termination of its existence, or makes an assignment for the benefit of creditors, or as to which a dissolution, insolvency or bankruptcy proceeding has been commenced, or as to whose property a trustee, receiver or conservator has been appointed.

                    (C) Accounts Receivable due from an Account Debtor affiliated with AB, such as a stockholder, owner, parent, subsidiary, officer, director, agent or employee of AB, or due from Account Debtors having common officers or directors with AB or Guarantor.

                    (D) Accounts Receivable with respect to which payment is or may be contingent or conditional.

                    (E) Accounts Receivable due from an Account Debtor who is not a resident or citizen of, located in, or subject to service of process in the United States of America.

                    (F) Accounts Receivable against which is asserted a defense, counterclaim, discount or setoff.

                    (G) Accounts Receivable due from an Account Debtor which is any national, federal, state, county or municipal government, including, without limitation, any instrumentality, division, agency, body or department thereof.

                    (H) Accounts Receivable commonly known as "bill and hold" or subject to any repurchase or return agreement, or which relate to goods on consignment or on approval or any similar arrangement.

                    (I) Accounts Receivable relating to an Account Debtor with respect to which twenty-five percent (25%) or more of the total Accounts Receivable owing by such Account Debtor are over 90 days delinquent.

                    (J) Accounts Receivable due from an Account Debtor which, in the aggregate, exceed twenty-five percent (25%) of the aggregate amount of all Eligible Accounts for AB (with the exception of Accounts Receivable from Sony Corporation, which may be Eligible Accounts to the extent that they do not exceed sixty percent (60%), in the aggregate, of all Eligible Accounts for AB; and with the exception of Accounts Receivable from Samsung, which may be Eligible Accounts to the extent that they do not exceed thirty percent (30%), in the aggregate, of all Eligible Accounts for AB).

                    (K) Accounts Receivable as to which AB is or may become liable to an Account
Debtor for services rendered or sales made or for any other reason, except to the extent that such Accounts Receivable exceed the amount of such liability.

                    (L) Accounts Receivable which are not owned by AB or are not free of all liens, encumbrances, charges, rights or interests of any kind, except in favor of Agent or as otherwise permitted under this Agreement.

                    (M) Accounts Receivable which are evidenced by chattel paper or an instrument of any kind.

                    (N) Accounts Receivable which are not evidenced by an invoice or other documentation in form acceptable to Agent.

                    (O) Accounts Receivables arising as a result of progress billings.

                    (P) "COD" Accounts Receivable and accounts paid by post-dated check.

                    (Q) Accounts Receivable relating to inventory not yet shipped or services not yet rendered.

                    (R) Accounts Receivable which are otherwise unacceptable to Agent in its reasonable judgment.

                (v) "Eligible Inventory" shall mean those items of Inventory located in the United States of America consisting of raw materials, and finished goods which are in good condition and currently saleable in the ordinary course of ABs' business and are not otherwise unacceptable to Agent in its reasonable judgment. Such Inventory shall not be subject to any other lien or claim (except as otherwise permitted under this Agreement), shall not have been consigned or sold to any person (nor have been purchased by ABs) as part of any bulk sale unless there was compliance with all applicable bulk sale or transfer laws. Such Inventory shall be located at such locations as are acceptable to Agent and shall, at all times, be subject to and covered by, Agent's perfected security interest.

                (vi) "Inventory" shall mean all inventory (as that term is defined in the Commercial Code of the State of California) wherever located, which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in ABs' business or which are or might be used in connection with the manufacturing, shipping, advertising or selling or finishing of such goods, merchandise and other personal property and all documents of title or documents representing the same, and all such property, the sale or other disposition of which has given rise to Accounts Receivable and which has been returned to or repossessed or stopped in transit by ABs.

            (c) Initial Revolving Credit Balance. Guarantor and AB acknowledge and agree that upon the Closing of this Agreement, there will be outstanding under the Revolving Line of Credit the Initial Revolving Credit Balance, plus accrued and unpaid interest through the Closing.

            (d) Collection of Accounts Receivable. AB shall have the privilege, subject to revocation at the sole discretion of Agent during the continuance of an Event of Default, to collect, at AB's expense, the payments due on Accounts Receivable upon the express condition that all such collections shall be received by AB in trust for Banks. AB shall promptly, on a daily basis, deliver to Agent, at the location specified in this Agreement, in kind, all remittances received by AB on Accounts Receivable, or if sales are made for cash, the identical checks, cash, or other form of payment. All amounts received by Agent from AB shall be deposited into AB's account at Agent, Account No. 02450897870 ("Cash Collateral Account"). The receipt of any check or other item of payment by Agent shall not be considered a payment in reduction of the sums owing to Banks until such check or other item of payment is honored and finally paid. At any time during the continuance of an Event of Default Agent in its sole discretion may, but is not obligated to, notify any Account Debtor to make payment directly to Agent, and exercise any and all of AB's rights regarding the Account Receivable or the Account Debtor.

            AB acknowledges and agrees that AB shall not have any right to obtain a disbursement of any funds in the Cash Collateral Account. Instead, all amounts deposited into the Cash Collateral Account will be applied to repay amounts outstanding under the Revolving Line of Credit. In the event that all amounts outstanding under the Revolving Line of Credit have been paid in full, and there are still funds in the Cash Collateral Account, so long as no Event of Default has occurred, Banks shall deposit such excess funds into AB's Account at Agent.

                (e) Revolving Nature of Line of Credit. During the Availability Period, AB may repay principal amounts and reborrow them under the Revolving Line of Credit.

                (f) Maximum Revolving Line Balance. AB agrees not to permit the outstanding principal balance of the Revolving Line of Credit (such sum being referred to herein as the "Revolving Line Balance"), to at any time exceed the lesser of (1) prior to the consummation of the AB Sunshine Transaction" described in Section 2.6 of this Agreement, the Initial Total Revolver Commitment, (2) after consummation of the AB Sunshine Transaction" described in
Section 2.6 of this Agreement, the Total Revolver Commitment or (3) the Borrowing Base. AB agrees to immediately pay down all amounts outstanding under the Revolving Line of Credit which exceed any of the limitations specified herein, or in any other applicable provisions of this Agreement.

                (g) Minimum Advance. Each advance must be for at least fifty thousand dollars ($50,000.00), or for the amount of the remaining available Revolving Line of Credit, if less.

                (h) Availability Period. The period during which AB may draw on the Revolving Line of Credit ("Availability Period") is between the date of this Agreement and April 30, 2000 (the "Maturity Date"), unless there exists an Event of Default, or event which with the giving of notice or passage of time would constitute an Event of Default, in which event Banks need not make any advances.

            2.2 Repayment Terms of Revolving Line of Credit.

                (a) AB will pay in arrears on the first day of each calendar month all interest accrued on amounts outstanding under the Revolving Line of Credit (including, without limitation, all unreimbursed amounts drawn under letters of credit).

                (b) AB will repay in full all principal, interest and other charges outstanding under the Revolving Line of Credit no later than the Maturity Date.

                (c) Subject to provisions contained elsewhere herein, AB may prepay the Revolving Line of Credit in full or in part at any time. The prepayment will be applied first to interest and charges and then to the principal outstanding under the Revolving Line of Credit.

                (d) All payments of principal, interest, fees or other amounts to be made by AB under this Agreement shall be made to Agent at its office located at 611 West Sixth Street, Los Angeles, California, or at such other place as Agent may designate by written notice to AB and Banks (herein, the "Agent's Office").

            2.3 Term Loan Facility. Guarantor, AB and Banks agree that upon the Closing there will be outstanding under the Term Loan the principal amount of $7,698,214.73;plus accrued interest as of the Closing. Each Bank will be owed its Pro-Rata Share ($3,849,107.37) the principal outstanding under the Term Loan. AB's obligation to repay the Term Loan is evidenced by two Promissory Notes (one in favor of CBT and one in favor of Manufacturers) substantially in the forms of Exhibits A-3 and A-4 attached hereto (collectively, the "Term Loan Notes"; and, together with the Revolving Line Notes, the "Notes"). Any portion of the Term Loan that is repaid may not be reborrowed.

            The proceeds from the Advances by Banks of the Term Loan shall be used solely to repay in full all amounts owing under the "Term Loan" under the Prior Credit Agreement.

            2.4 Repayment Terms of Term Loan.

                (a) AB will pay in arrears on the first day of each calendar month all interest accrued on amounts outstanding under the Term Loan.

                (b) AB shall pay to the Agent, for application to the outstanding principal amount of the Term Loan, all amounts of the Hold Back received by AB or Guarantor.

                (c) AB shall pay to Agent for application to the outstanding principal of the Term Loan all amounts outstanding thereunder on or before the Maturity Date.

            2.5 Interest Rate.

                (a) Interest Rate. The "Interest Rate" for sums outstanding under both the Revolving Line of Credit and the Term Loan (collectively, the "Loans") shall be CBT's Prime Rate in effect from time to time, plus the Applicable Spread (defined below).

                (b) Definition of Prime Rate. The "Prime Rate" equals the rate of interest set from time to time by CBT at its head office in San Francisco, California as its Prime Rate. The Prime Rate is determined by CBT as a means of pricing credit extensions to some customers and is neither tied to any external rate of interest or index nor is it necessarily the lowest rate of interest charged by CBT at any given time for any particular class of customers or credit extensions. Any changes in the interest rate resulting from a change in the Prime Rate shall take effect without notice on the date specified at the time the Prime Rate is set.

                (c) Applicable Spread. As used herein, "Applicable Spread" means the additional component of interest, expressed as a percentage per annum, to be added to the Prime Rate in determining the applicable interest rate for amounts outstanding under the Loans. The Applicable Spread shall be three and one half percent (3.5%).

            2.6 AB Sunshine Transaction.

                (a) On or before June 30, 1999, the Guarantor and AB shall have:

                    (i) consummated the sale of certain assets, including specified accounts receivable, inventory and equipment currently used at AB's facility located at 15730 South Figueroa Street, Gardena, CA 90248 (the "Gardena Facility"), all pursuant to the terms of an asset purchase agreement between AB, as seller, and AB Sunshine, Inc. ("AB Sunshine"), as purchaser (the "AB Sunshine Agreement"), all on terms and conditions satisfactory to Banks, in their sole and absolute discretion ("AB Sunshine Transaction"); and

                    (ii) simultaneously with the consummation of the transactions contemplated by the AB Sunshine Agreement, shall have either (i) sold to AB Sunshine for $2,000,000 certain equipment located at the Gardena Facility (the "Gardena Equipment"), with such amount payable by AB Sunshine in eighty-four (84) consecutive monthly installments of $31,172.43 each, or (ii) leased the Gardena Equipment to AB Sunshine under a "triple net" financing lease with rental payable in eighty-four (84) consecutive monthly installments of $31,172.43 each.

                (b) Upon consummation of the transactions contemplated by the AB Sunshine Agreement and the related sale or lease of the Gardena Equipment, the Banks shall reduce by two million ($2,000,000) dollars, the Term Loan; provided, that in either event (A) the terms and conditions of such sale or lease of the Gardena Equipment shall be satisfactory to the Banks in the exercise of their sole and absolute discretion, (B) the Gardena Equipment shall, at all times remain Collateral subject to the Banks' Security Documents, and (C) all installments of rent or principal and interest payable by AB Sunshine to AB or Guarantor in connection with the lease or sale of the Gardena Equipment shall have been assigned to Banks in a manner satisfactory to them, in their sole and absolute discretion.

                (c) AB and Guarantor acknowledge and agree that Banks have not approved any of the terms or provisions described in the preceding two paragraphs of this Section 2.6, and that Banks have no obligation of any sort to do so. AB and Guarantor further acknowledge and agree that if Banks, in their sole and absolute discretion, choose not to agree to any or all of the terms or provisions of the AB Sunshine Transaction, the AB Sunshine Transaction cannot occur and an Event of Default shall occur under this Agreement.

                (d) In the event that the transactions contemplated by the AB Sunshine Agreement and related sale or lease of the Gardena Equipment shall not have been consummated by June 30, 1999, an Event of Default shall be deemed to have occurred, unless otherwise waived in writing by the Banks, in the exercise of their sole and absolute discretion.

    3. FEES, EXPENSES AND DEPOSITS.

        3.1 Agency Fee. AB agrees to pay to Agent (for its own benefit and not for the benefit of the Banks) an agency fee of $10,000 on February 27, 2000.

        3.2 Expenses.

            (a) AB agrees to repay Agent and Banks, immediately upon demand by Agent, for Agent's and Banks' reasonable expenses incurred in connection with this Agreement, which may include, without limitation, filing, recording and search fees, documentation fees, appraisal fees and audit fees.

            (b) AB agrees to reimburse Agent and Banks, immediately upon demand by Agent, for any reasonable expenses incurred by Agent and Banks in the negotiation and preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees and disbursements, including the reasonable fees and disbursements of outside counsel and any allocated costs of Agent's and Banks' in-house counsel.

    4. DISBURSEMENTS, PAYMENTS AND COSTS.

        4.1 Requests for Credit. AB shall make each request for an extension of credit under the Revolving Line of Credit by delivering to Agent a Borrowing Base Certificate and an irrevocable written request in the form of Exhibit B, appropriately completed (a "Request for Credit"), which specifies, among other things:

            (i) The principal amount of the requested extension of credit; and

            (ii) The date of the requested extension of credit, which shall be a Banking Day.

            (iii) Describe in detail the projected use of the funds from such borrowing, and the amount of and the reasons for any difference between such requested uses and the Budget.

        If Agent is reasonably concerned or uncertain about AB's compliance with this Agreement, or AB's entitlement to any requested Advance, Banks may suspend the related Advance requested by AB, until AB has demonstrated to Agent's satisfaction such compliance and entitlement.

        The amount requested for each type of expense described by a Budget line item cannot exceed, when added to the amounts requested for that Budget line item in the current calendar month, the amount budgeted for that calendar month for that line item, by more than ten percent (10%). AB shall be entitled to request Advances under the Revolving Line of Credit no more than twice in any one (1) calendar week. AB shall deliver to Agent, at the Agent's Office, a properly completed Request for Credit at least one (1) Banking Day before the date of the requested extension of credit. The Agent may, in its sole and absolute discretion, permit any request for extension of credit to be made by telephone, in which case AB shall confirm the same by mailing or faxing a written Request for Credit to the Agent within 24 hours following the telephonic request. If AB fails to deliver to the Agent a written Request for Credit, AB hereby waives the right to dispute the amount, interest rate or term of any extension of credit made pursuant to AB's telephonic request. Promptly following receipt of a Request for Credit, the Agent shall notify each Bank by telephone, telecopier or Telex of the date and amount of the requested credit, and that Bank's Pro Rata Share of the requested credit. Not later than 1:00 p.m., Los Angeles time, on the date specified for any extension of credit, each Bank shall make its Pro Rata Share of the requested credit in immediately available funds available to the Agent at the Agent's Office, and Agent shall make such funds available to AB (subject to the terms and conditions hereof).

        The term "Budget" means that Budget attached hereto as Exhibit "C".

        4.2 Agent's Right to Assume Funds Available for Extensions if Credit. Unless the Agent shall have been notified by any Bank at least two hours prior to the funding by the Agent of any extension of credit that such Bank does not intend to make available to the Agent such Bank's Pro Rata Share of the total amount of such extension of credit, the Agent may assume that such Bank has made such amount available to the Agent on the date of the extension of credit and the Agent may, in reliance upon such assumption, make available to AB a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank, which demand shall be made in a reasonably prompt manner. If such Bank does not pay such corresponding amount immediately upon the Agent's demand therefor, the Agent promptly shall notify AB, and AB shall pay such corresponding amount to the Agent within five (5) Banking Days after demand. In the event no Event of Default has occurred and is continuing and a Bank does not fund its Pro Rata Share of an extension of credit, the other Banks shall increase the amount of their funding to cover the Request for Credit, provided that such increased finding does not cause any Bank's Pro Rata Share of the Total Revolver Commitment to be exceeded. The Agent also shall be entitled to recover from such Bank or AB, as the case may be (but without duplication, in the case of AB, of the interest otherwise payable hereunder), interest on such corresponding amount for each day from the date such corresponding amount was made available by the Agent to AB to the date such corresponding amount is recovered by the Agent, at a rate per annum to the Prime Rate plus the Applicable Spread. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share of the Total Revolver Commitment or to prejudice any rights which the Agent and/or AB may have against any Bank as a result of any default by such Bank hereunder.

        4.3 Payments by AB. Each payment by AB will be:

            (a) made at Agent's Office (or such other location as may be selected by Agent from time to time by written notice to AB),

            (b) made for the account of Agent's Office or such other office as may be selected by Agent from time to time,

            (c) made in immediately available funds, or such other type of funds reasonably selected by Agent, and

            (d) evidenced by records kept by Agent.

        4.4 Telephone Authorization.

            (a) Subject to Section 4.1, as applicable, Agent may, in its sole and absolute discretion, honor telephonic requests for extensions of credit made by any officer of AB or by any person or persons so authorized by any authorized officer of AB, promptly followed up with a completed Request for Credit as provided in Section 4.1.

            (b) Proceeds of extensions of credit will be deposited in, and repayments will be withdrawn from, AB's account number 058-15113070 with Agent ("Account") or such other accounts with Agent as may be designated in writing by AB.

            (c) Agent will provide written confirmation to AB and Banks of transactions made based on telephone instructions. AB agrees to notify Agent promptly of any discrepancy between the written confirmation and telephone instructions. If there is a discrepancy and Agent has already acted on the telephone instructions, the telephone instructions will prevail over the written confirmation.

            (d) AB will indemnify and hold harmless Agent and Banks (including their officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by an officer of AB or a person authorized by an officer of AB. This indemnity and agreement to hold harmless will survive this Agreement's termination.

        4.5 Direct Debit.

            (a) AB agrees that interest and principal payments and any fees will be deducted automatically on the due date from the Account. On the date any payment of principal, interest or fees is due, Agent will debit from the Account such payment.

            (b) Agent will debit the Account on the dates the payments become due. If a due date does not fall on a Banking Day (as hereafter defined), Agent will debit the Account on the first Banking Day following the due date.

            (c) AB will maintain sufficient funds in the Account on the dates Agent enters debits authorized by this Agreement. If there are insufficient funds in the Account on the date Agent enters any debit authorized by this Agreement, AB shall immediately pay such shortfall to Agent.

        4.6 Banking Days. Unless otherwise provided in this Agreement, a "Banking Day" is a day other than a Saturday or a Sunday on which Agent is open for business in California. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied on the next Banking Day.

        4.7 Taxes. AB will not deduct any taxes from any payments made to Agent or Banks hereunder. If any government authority imposes any taxes or charges (other than taxes based on Agent's or Banks' income) on any payments made by AB, AB will pay such taxes or charges. Upon request by Agent, AB will confirm that they have paid the taxes by giving Agent official tax receipts (or notarized copies) within 30 days after the due date.

        4.8 Additional Costs. AB will pay Agent, on demand by Agent, for Banks' costs or losses relating to this Agreement arising from any statute or regulation adopted or amended after the date hereof, or any request or requirement of a regulatory agency which is hereafter adopted or amended and applicable to Banks. The costs include the following:

            (a) any reserve or deposit requirements; and

            (b) any capital requirements relating to any Bank's assets and commitments for credit.

        4.9 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

        4.10 Interest on Late Payments. At Agent's sole option in each instance, any amount not paid when due under this Agreement (including interest), other than amounts which have become due solely by reason of acceleration hereunder, shall bear interest from the due date at CBT's Prime Rate plus the Applicable Spread plus four percent (4.0%). This may result in compounding of interest.

        4.11 Default Rate. Upon the occurrence and during the continuance of any Event of Default, at Agent's sole option, AB shall pay interest on the outstanding principal of the Loans at the rate of interest otherwise provided under this Agreement plus four percent (4.0%) (the "Default Rate"). This will not constitute a waiver of any Event of Default.

        4.12 Overdrafts. Subject to the other terms and conditions of this Agreement, Agent may, in its sole and absolute discretion, make advances under the Revolving Line of Credit to prevent or cover an overdraft on any account of AB with CBT. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, in accordance with this Agreement. Each Bank agrees to fund any such advance (and AB agrees to repay any such advance) at the same times and in the same manner as required for any other advances under the Revolving Line of Credit pursuant to this Agreement.

    5. CONDITIONS.

        5.1 Initial Extension of Credit. Agent must have received the following items, in form and content acceptable to Agent and Banks, before Banks are required to extend any credit (with respect to either the Term Loan or the Revolving Line of Credit) to AB under this Agreement:

            (a) Authorizations. Evidence that the execution, delivery and performance by AB, Guarantor and each subordinating creditor of, the Stock Purchase Agreement, the Consulting Agreement, this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

            (b) Notes. The fully executed Revolving Line Notes and Term Loan Notes.

            (c) Evidence of Priority. Evidence that security interests and liens in favor of Agent are valid, enforceable and prior to all other rights and interests, except those Agent consents to in writing.

            (d) Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

            (e) Subordination Agreement. A reaffirmation of the Subordination Agreement signed by Pinecreek Capital and Finova Mezzanine, Inc., formerly known as Sirrom Capital Corporation.

            (f) This Agreement. This Agreement executed by AB and Guarantor.

            (g) Budget. Banks shall have received and approved the Budget.

            (h) Legal Opinion. A written opinion from Greenberg Traurig, AB's legal counsel, covering such matters as Agent may reasonably require.

            (i) Good Standing. Certificates of good standing for AB and Guarantor from their state of incorporation and from any other state in which AB and Guarantor are required to qualify to conduct their business.

            (j) Consummation of MOS Sale. The Stock Purchase Agreement shall have closed, and Guarantor shall have received the gross purchase price of $7,750,000, less the Hold Back and the Stock Purchase Deductions. There shall be no other deductions or hold backs with respect to the Stock Purchase Agreement of any sort whatsoever. The Consulting Agreement shall have closed and Guarantor shall have received the sum of $500,000 with respect thereto. Guarantor shall have paid to Banks both the $500,000 Guarantor receives pursuant to the Consulting Agreement and the gross sale price under the Stock Purchase Agreement less only the Hold Back and the Stock Purchase Deductions not to be less than $6,318,742.

            (k) Stock Purchase Deduction Certificate. Banks shall have received and approved the actual calculations and exact amounts of each of the Stock Purchase Deductions. Bank shall also have received written verification of the professional fees owed to Greenberg Traurig in connection with the Stock Purchase Agreement, the Consulting Agreement, and this Agreement, and Banks shall have approved of the same.

            (l) Business Consultant. AB shall have retained a business consultant, acceptable to Banks, in Banks' sole and absolute discretion, who will provide business advice and guidance to AB and will be a required second signatory on all checks on all of AB's accounts, other than payroll checks to employees who are not an officer or a director. Banks acknowledge that Michael Maidy and Martin Pichinson is each an acceptable business consultant.

            (m) Other Required Documentation. Such other documents, instruments and agreements as Banks may reasonable require, including the UCC-1 and UCC-2 financing statements.

            (n) Certificate. A Certificate signed on behalf of Guarantor and its subsidiaries, by the Chief Executive Officer of Guarantor, stating that:

                (i) the representations and warranties contained in Section 6 are true and correct in all material respects on and as of such date, and

                (ii) no default or Event of Default exists or will result upon the consummation of the transactions contemplated herein.

            (o) Interest. Banks shall have received, in cash or immediately available funds, all accrued and outstanding interest owing with respect to (i) the MOS Advances being repaid from the proceeds of the sale of MOS and (ii) the principal amount of the "Term Loan" under the Prior Credit Agreement being repaid with the proceeds from the sale of MOS.

            (p) Escrow Instructions. Guarantor and AB shall have delivered irrevocable instructions to counsel for Buyer, in form and substance satisfactory to Banks, to the effect that such counsel shall pay any and all of the Hold Back to be paid to Guarantor under the Stock Purchase Agreement, directly to Agent at the address set forth in this Agreement.

        The date on which all of the foregoing conditions have been satisfied or waived by Agent in its sole discretion is the "Closing Date." As used in this Agreement "Loan Documents" shall mean, collectively, this Agreement, the Notes, AB Security Agreement, the Guaranty, the Stock Pledge Agreement, the Guarantor Security Agreement, the Subordination Agreement and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by AB, Guarantor, and/or any other party to Banks in any way relating to or in the furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

        5.2 Conditions to Each Advance. Before each extension of credit, including the first:

            (a) With respect to advances under the Revolving Line of Credit, a current Borrowing Base Certificate signed by AB and delivered to Agent as required under Section 7.2(c).

            (b) Agent's most recent audit of AB's records must be satisfactory to Agent in its reasonable discretion.

            (c) The Representations and Warranties hereunder must be true and correct in all material respects.

            (d) No Event of Default, or event that with the giving of notice and/or the passage of time would become an Event of Default, shall have occurred and be continuing.

    6. REPRESENTATIONS AND WARRANTIES.

    When AB and Guarantor sign this Agreement, and until Banks are repaid all obligations hereunder in full, AB and Guarantor make the following representations and warranties. Each Request for Credit executed by AB shall constitute a renewed representation and warranty by AB as to each of the following:

        6.1 Organization of AB and Guarantor. AB and Guarantor are corporations duly formed and validly existing under the laws of their respective states of incorporation.

        6.2 Authorization. This Agreement, those Loan Documents to which AB or the Guarantor is a party and any other instrument or agreement required to be executed by AB or the Guarantor hereunder or thereunder, are within AB's and Guarantor's powers, have been duly authorized, and do not conflict with any of AB's or Guarantor's certificate or articles of incorporation or bylaws.

        6.3 Enforceable Agreement. The Loan Documents are legal, valid and binding agreements of AB and Guarantor, enforceable against AB and Guarantor in accordance with their terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

        6.4 Good Standing. AB and Guarantor is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes in each state in which AB and Guarantor does business, except where the failure to comply would not have a material adverse effect on Guarantor and AB as a consolidated whole.

        6.5 No Conflicts. This Agreement does not conflict with any law, material agreement, or material obligation by which AB or the Guarantor is bound.

        6.6 Financial Information. All financial statements, information and other data which may have been or which may be hereafter submitted by AB or Guarantor to Agent or any Bank have been or will be prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to non-material audit adjustments and absence of footnote disclosures) and accurately represent in all material respects the financial condition, or, as applicable, the other information disclosed therein.

        6.7 Lawsuits. Except as set forth in Schedule 6.7 hereto, there are no actions, suits, or proceedings pending or, to the knowledge of AB or Guarantor, threatened against or affecting AB or Guarantor or AB's or Guarantor's properties before any court or administrative agency which, if determined adversely to AB or Guarantor, would have a material adverse effect on AB's or the Guarantor's financial condition or operations.

        6.8 Permits, Franchises. AB possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable them to conduct the business in which they are now engaged and where Absence of which would cause a material adverse effect on AB's financial condition or operations.

        6.9 Other Obligations. Neither AB nor Guarantor are in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as disclosed in Schedule 6.9 hereto.

        6.10 Income Tax Returns. AB and Guarantor have filed all required tax returns and have no knowledge of any material pending assessments or adjustments of its income tax for any year.

        6.11 No Event of Default. Subject to Banks' waiving the Existing Defaults, no event has occurred which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement or any of the Loan Documents.

        6.12 ERISA Plans.

            (a) Each of AB and Guarantor has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

            (b) No reportable event has occurred in respect of any Plan under
Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

            (c) As of the date of this Agreement, no action by AB or Guarantor to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

            (d) No proceeding has been commenced with respect to a Plan under
Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

            (e) The following terms have the meanings indicated for purposes of this Agreement:

                (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                (iv) "Plan" means any employee pension benefit plan maintained or contributed to by AB and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

        6.13 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest, free of any title defects or any liens or interests of others except as disclosed on Schedule 6.13 attached hereto (collectively, the "Permitted Encumbrances").

        6.14 Environmental Condition. None of AB's properties or assets have been used by AB or, to the best of AB's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance, in violation of applicable law. To AB's knowledge, none of AB's properties or assets have been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any air quality, water quality or other environmental protection statue. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by AB. AB has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by AB resulting in the release or discharge of hazardous waste or hazardous substances into the environment.

        6.15 Location of Inventory. Schedule 6.15 hereto accurately sets forth all places where all inventory and equipment currently owned by AB, Guarantor and AB Mexico are located.

        6.16 No Mistake. AB and Guarantor are voluntarily undertaking their obligations under this Agreement with full awareness of their significance and risks, and AB and Guarantor have each read and understand this Agreement and have discussed this Agreement with legal counsel. AB and Guarantor are not relying upon any representation, understanding or obligation of Banks which is not expressly stated in this Agreement.

        6.17 Banks Are not Partners. Neither Banks nor any of their present or former employees, officers, directors or agents at any time have agreed or consented to being an agent, principal, business associate or participant, joint venturer, partner or alter ego of AB or Guarantor, and AB and Guarantor have not at any time been authorized by Banks directly or indirectly to represent, speak or act for or on behalf of Banks with respect to any matter whatsoever relating to any aspect of the business of AB, Guarantor or this Agreement.

        6.18 Banks Are Only Creditors. Neither Banks nor any of their present or former employees, officers, directors or agents at any time have directed or participated in any of the business dealings of AB in any capacity other than that of a creditor and lender with respect to AB and Guarantor.

        6.19 No Third Party Liability. Neither the execution nor the performance of this Agreement directly or indirectly creates (or will create) any liability or obligation by Banks to any person besides AB and Guarantor.

        6.20 No Reliance. AB and Guarantor are not entering into this Agreement in reliance upon any express or implied representation, agreement, or understanding of any kind by Banks, or any person representing (or purporting to represent) Banks, or any other person, except as expressly stated in this Agreement. Banks shall not be directly or indirectly liable or responsible for the truth, accuracy, or enforcement of any representations, agreements, or understandings which may now or hereafter exist between AB, Guarantor and any third person.

        6.21 No Claims. After the execution and delivery of this Agreement, AB and Guarantor shall not have (nor have in the future) any claims or causes of action against Banks or any of Banks' Agents, except as a result of any wrongful conduct after execution and delivery of this Agreement.

        6.22 Recitals. The recitals to this Agreement are true and correct and are incorporated herein by this reference.

        6.23 Mexico. The sole shareholders of AB Mexico are Guarantor and AB.

        6.24 Assets Located In Mexico. AB is the owner of all equipment and inventory in the possession of AB Mexico. AB is also the sole owner of accounts receivable generated by the sale of inventory processed (or manufactured) by AB Mexico. AB Mexico owns none of the inventory or equipment at its site in Mexico.

        6.25 Budget. AB has prepared and delivered to Bank a detailed and comprehensive statement of all expenses which AB expects to receive and incur during the term of this Agreement. To best of AB's knowledge, the Budget, attached hereto as Exhibit C, is realistic and conservative and is based upon considered analyses and diligent investigation by AB of the matters stated therein.

    7. COVENANTS.

        AB and Guarantor agree, so long as credit is available under this Agreement and until Banks are repaid all obligations hereunder in full:

        7.1 Use of Proceeds. To use the proceeds of the Loans only as specified in Sections 2.1 and 2.3 above.

        7.2 Financial Information. To provide the following financial information and statements and such additional information as reasonably requested by Agent from time to time, in form and detail reasonably satisfactory to Agent:

            (a) Within 100 days after Guarantor's fiscal year end, audited consolidated and consolidating financial statements of Guarantor and its subsidiaries. These financial statements must be audited (with an unqualified opinion or an opinion acceptable to Agent) by a Certified Public Accountant ("CPA") reasonably acceptable to Agent.

            (b) Within 45 days after the period's end, consolidated and consolidating monthly financial statements (including a balance sheet, income statement and statement of cash flows) for Guarantor, AB and AB Plastics de Mexico S.A. de C.V. ("AB Mexico") and any other subsidiaries. These financial statements may be internally prepared. The statements shall be prepared on a consolidated and consolidating basis, and shall reflect the results for the month just ended as well as the results from the beginning of the current fiscal year through the month just ended, along with a comparison to budget.

            (c) Within 15 days after period end, a monthly detailed aging of AB's accounts receivable and accounts payable, a detailed analysis of AB's inventory and a Borrowing Base Certificate (all of which shall be provided more often than monthly at Agent's request).

            (d) Within 15 days after period end, a monthly a report with respect to the actual expenses incurred by AB during the immediately preceding calendar month, on a line item basis, and following the same format as the Budget, showing for each line item, the budgeted amount for that month set forth in the Budget and the actual amount spent for that month.

            (e) Within 15 days after the end of each fiscal quarter, a schedule listing the book value of all fixed assets of AB or any subsidiaries in Mexico.

            (f) Within 30 days after each fiscal year end, a 2-year operating plan covering the current fiscal year and the next fiscal year. Such plan will detail, on a monthly basis for the then current fiscal year and quarterly for the subsequent fiscal year, AB's and Guarantor's best estimate of revenues, expenses and balance sheet categories, and will be presented in the customary form of balance sheets and income statements, prepared in a manner consistent with the AB's historical financial statements.

            (g) On or before June 30, 1999, projections for the operations of AB and AB Mexico through March 31, 2000, in form and substance satisfactory to Agent.

            (h) Within 100 days after each fiscal year end, annual CPA management letters for AB.

            (i) All SEC filings made by Guarantor or AB within 10 days after filing.

            (j) Any other information that Banks may reasonably require.

        7.3 Other Debts. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to Banks), or become liable for the debts of others (other than guarantees by Guarantor of AB) without Banks' written consent. As to AB only, this does not prohibit:

            (a) Acquiring goods, supplies, or merchandise, (or financing insurance premiums) on normal trade credit.

            (b) Endorsing negotiable instruments received in the usual course of business.

            (c) Debts in existence on the date of this Agreement disclosed in writing to Banks prior to the date of this Agreement in AB's financial statements dated October 25, 1998, and audited consolidated financial statements of Guarantor and its subsidiaries dated October 25, 1998.

            (d) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

            (e) Subject to the terms of the Subordination Agreement, the Subordinate Debt Obligations.

        7.4 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property AB, Guarantor or AB Mexico now or later own, except:

            (a) Liens or security interests in favor of Agent or Banks.

            (b) Liens for taxes not yet due, or which are being contested in good faith by appropriate proceedings (so long as AB and Guarantor have established and maintain adequate reserves for the payment of the same and by reason of which nonpayment and contest no material item or portion of AB's or Guarantor's property is in jeopardy of being seized, levied upon or forfeited).

            (c) The Permitted Encumbrances outstanding on the date of this Agreement.

            (d) Additional purchase money security interests in fixed assets acquired after the date of this Agreement.

            (e) Liens or security interests granted to Subordinated Lenders to secure the Subordinate Debt Obligations, which liens or security interests (and the Subordinate Debt Obligations) shall be subordinate to the liens and security interest in favor of Agent and/or Banks and to AB's obligations to Banks, all in accordance with the terms of the Subordination Agreement.

        7.5 Leases. Not enter into any new leases (including capital and operating leases for real or personal property).

        7.6 Dividends/Distributions. Not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto. Guarantor shall not pay any dividends or distributions on any of its shares.

        7.7 Loans to Officers. Not to make any loans, advances or other extensions of credit to any of AB's, Guarantor's or AB Mexico's executives, officers, directors, shareholders or employees (or any relatives of any of the foregoing).

        7.8 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in AB's or AB Mexico's ownership.

        7.9 Notices to Agent. To promptly notify Agent in writing of:

            (a) any lawsuit over ten thousand dollars ($10,000) against AB, Guarantor or AB Mexico;

            (b) any substantial dispute between AB, Guarantor or AB Mexico and any government authority;

            (c) any failure to comply with this Agreement;

            (d) any claim under the Stock Purchase Agreement by Buyers;

            (e) any claim against the Hold Back asserted by Buyers;

            (f) any material adverse change in AB's, Guarantor's or AB Mexico's financial condition or operations;

            (g) any change in AB's, Guarantor's or AB Mexico's name, address, or legal structure; and

            (h) the occurrence of any Event of Default.

        7.10 Books and Records. To maintain adequate books and records which contain information that will be made available from time to time upon Agent's request.

        7.11 Audits. To allow Agent and its agents to inspect AB's, Guarantor's and AB Mexico's properties and examine, audit and make copies of books and records at any reasonable time upon reasonable prior notice. If any of AB's, Guarantor's and AB Mexico's properties, books or records are in the possession of a third party, AB and Guarantor (on behalf of itself and AB Mexico) authorize that third party to permit Agent or its agents to have access to perform inspections or audits and to respond to Agent's requests for information concerning such properties, books and records.

        7.12 Compliance with Laws. To comply in all material respects with the laws, regulations, and orders of any government body with authority over AB's, Guarantor's or AB Mexico's business (including any fictitious name statute and all statutes regarding the processing, manufacture, storage, transportation, sale or use of hazardous or toxic materials).

        7.13 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises AB, Guarantor and AB Mexico now have which are necessary to carry on their business.

        7.14 Maintenance of Properties. To make any repairs, renewals, or replacements to keep AB's, Guarantor's and AB Mexico's properties in good working condition (reasonable wear and tear excepted).

        7.15 Perfection of Liens. To help Agent and Banks perfect and protect their security interests and liens, and reimburse the Agent and Banks for related costs incurred to protect its security interests and liens.

        7.16 Cooperation. To take any action reasonably requested by Agent and Banks to carry out the intent of this Agreement.

        7.17 Insurance.

            (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the Collateral (as defined in Section 8 below) and all other insurable assets of AB, Guarantor, and AB Mexico. Each insurance policy must be for the full replacement cost of the Collateral and other assets and include a replacement cost endorsement. The insurance must be issued by an insurance company reasonably acceptable to Agent and must include a lender's loss payable endorsement in favor of Agent in a form reasonably acceptable to Agent.

            (b) General Business Insurance. To maintain insurance as is usual for the business they are in.

            (c) Evidence of Insurance. Upon the request of Agent, to deliver to Banks a copy of each insurance policy, or, if permitted by Agent, a certificate of insurance listing all insurance in force.

        7.18 Operating Business Accounts. Establish and maintain with Banks all of AB's and Guarantor's operating and business accounts and all other banking services associated with the operation of AB's and Guarantor's business, including without limitation any demand deposit accounts.

        7.19 Additional Negative Covenants. Not to, without Banks' prior written consent:

            (a) engage in any business activities substantially different from AB's, Guarantor's, or AB Mexico's, respectively, present businesses.

            (b) liquidate or dissolve AB's, Guarantor's, or AB Mexico's, respectively, businesses.

            (c) enter into any consolidation, merger, pool, joint venture, syndicate or other combination, or make any loans or investments (other than intercompany investments), or make any commitment with respect thereto.

            (d) sell, lease or dispose of all or (in Banks' reasonable opinion) a substantial part of AB's, Guarantor's, or AB Mexico's, respectively, business, or AB, Guarantor's, or AB Mexico's, respectively, assets.

            (e) acquire or purchase a business or its assets (provided that Banks will not unreasonably withhold or delay their consents to any such transaction).

            (f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of their fixed or capital assets.

            (g) voluntarily suspend any of their respective businesses for more than five business days in any ten day period, other than a routine shutdown, not to exceed fourteen (14) consecutive days, consistent with past practice.

            (h) enter into any transaction with any affiliate of AB on terms less favorable than those available to AB from other persons or entities in the ordinary course of such persons' and entities' business.

            (i) except for the relocation of the balance of the tooling and equipment at the Gardena Facility not sold or leased to AB Sunshine to AB Mexico in Tijuana, Mexico, in connection with an AB Sunshine Transaction described in
Section 2.6 hereof, which the Banks, in their sole and absolute discretion have approved in writing, transfer any fixed assets or inventory, exceeding $10,000 in aggregate book value, in any twelve (12) month period, to outside the United States of America, without the prior written approval of Agent.

            (j) make or incur any capital expenditures, including capital leases.

            (k) change the Chairman of the Board, Chief Executive Officer, or Chief Financial Officer of either of AB, or Guarantor or AB Mexico, and fail to secure the services of a successor satisfactory to the Banks within 90 days.

            (l) subject to Section 7.19(i), move any inventory or equipment to, or otherwise store, hold or possess any inventory or equipment at, any other locations or premises other than those identified in Schedule 6.15 hereto, except upon 30 days prior written notice to Agent and upon execution and delivery of any financing statements required by Agent (and any other documents needed to perfect the Banks' liens in such jurisdiction).

            (m) change in any material respect of their existing policies or practices with respect to returns and allowances on inventory sold.

            (n) change the name of either of AB, Guarantor or AB Mexico, except upon 30 days prior written notice to Agent and upon execution and delivery of any financing statements required by Agent (and any other documents needed to perfect the Banks' liens in such jurisdiction).

            (o) prepay any indebtedness (other than trade payables in the ordinary course of business) owed to any third parties prior to the scheduled maturity date of such indebtedness (except that repayment of the Subordinated Debt Obligations will be subject to the provisions of the Subordination Agreement), provided that the cashless exercise of options or warrants shall not be deemed a prohibited prepayment hereunder.

            (p) place any inventory on consignment.

        7.20 No Consumer Purpose. Not to use any loans or advances hereunder for personal, family or household purposes.

        7.21 ERISA Plans. To give prompt written notice to Agent of:

            (a) The occurrence of any reportable event in respect of any Plan under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

            (b) Any action by AB, Guarantor or AB Mexico to terminate or withdraw from a Plan or the filing of any notice of intent to terminate a Plan under Section 4041 of ERISA.

            (c) Any notice of noncompliance made with respect to a Plan under
Section 4041(b) of ERISA.

            (d) The commencement of any proceeding with respect to a Plan under
Section 4042 of ERISA.

        7.22 Payment of Taxes. Pay all taxes owing by Guarantor, AB (and all other subsidiaries) when due, other than those being contested in good faith by appropriate proceedings.

        7.23 Appointment of Agent as Attorney in Fact. Until all the obligations of AB to Banks have been paid in full, AB irrevocably appoint Agent as their attorney in fact and authorize and empower it to:

            (a) Endorse and affix AB's name to or upon any check, draft, note, instrument or other writing relating to the collection of Accounts Receivable, or relating to any other Collateral, or upon any check or other instrument given in payment thereof, or upon any omitted assignment, notification of assignment, demand or auditor's verification relating to Collateral and upon all other instruments and writings required to assert and protect Banks' rights in the Collateral.

            (b) Upon the occurrence and during the continuance of an Event of Default, receive, open and dispose of all mail addressed to AB and notify the Post Office authorities to change the address for the delivery of mail addressed to AB to such address as Banks may designate. These powers, being coupled with an interest, are irrevocable while AB's obligations to Banks remain unpaid.

        7.24 Budget Variances. For each calendar month, commencing with the month of May, 1999, not allow the actual expenses incurred by AB during that month on a line item basis to exceed by more than 10% the expenses shown on the Budget for that line item for that calendar month.

        7.25 Business Consultant. At all times AB shall have retained a business consultant, acceptable to Banks, in Banks' sole and absolute discretion, who will provide business advice and guidance to AB and will be a required signatory on all checks on all of AB's accounts, other than payroll checks to employees who are not an officer or a director. Banks acknowledge that Michael Maidy and Martin Pichinson is each an acceptable business consultant.

    8. SECURITY DOCUMENTS.

        8.1 Security Documents Executed by AB. In order to secure the obligations of AB under this Agreement, the Notes, and other Loan Documents, AB has executed the AB Security Agreement.

        8.2 Security Documents Executed by Guarantor. AB's obligations under the Notes and other Loan Documents are guaranteed by Guarantor, pursuant to the terms of the Guaranty. In order to secure the obligations of Guarantor under the Guaranty, Guarantor has executed in favor of Agent for the benefit of the Banks Stock Pledge Agreement and the Guarantor Security Agreement.

        To the extent not already covered by the Guarantor Security Agreement, Guarantor hereby grants a security interest in and to the Hold Back to secure all of the Guarantor's obligations under the Guaranty.

        8.3 Definition of Security Documents and Collateral. As used in this Agreement, ("Security Documents") means and includes (i) the various documents referenced in Sections 8.1 and 8.2, above, (ii) any other security agreement which may now or hereafter be executed by AB, Guarantor, any other entity in favor of Agent, for the benefit of Banks, to secure performance of AB's or Guarantor's obligations under the Loan Documents or Guaranty, and (iii) any modifications or to any of the foregoing documents. AB and Guarantor intend that each Security Document (as the same may be modified or amended from time to time) shall grant to Agent, for the ratable benefit of Banks, a security interest in the items of collateral referenced in such Security Document. As used herein, the term "Collateral" means all Accounts Receivable, Inventory, equipment, general intangibles, and all other property and collateral described in or covered by each and all of the Security Documents.

    9. DEFAULT.

        9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

            (a) Failure to Pay. AB fail to make any payment under this Agreement, any Note, or any other Loan Document when due.

            (b) AB Sunshine Transaction. AB or Guarantor shall fail to have received Banks' written approval of and consummate the AB Sunshine Transaction described in Section 2.6 hereof on or before June 30, 1999.

            (c) Business Consultant. At anytime AB shall not be in compliance with the requirements of Section 7.25 hereof.

            (d) Budget Variances. During any calendar month, AB shall allow expenses on a line item basis during that month to exceed by more than ten percent (10%) the expenses shown on the Budget for each line item for that month.

            (e) Non-Compliance. AB, Guarantor, or any other party (other than Banks) fails to meet the conditions of, or fails to perform any obligation under:

                (i) this Agreement;

                (ii) any other Loan Document; or

                (iii) any other agreement AB or Guarantor has with (x) CBT or any affiliate of CBT, or (y) Manufacturers or any affiliate of Manufacturers, which in any case is not cured within ten (10) days after the occurrence thereof (or such longer grace period, if any, as may be provided as to such default in any document or agreement referenced in subparagraph (ii) or (iii) above), provided that if such failure cannot be cured within ten days but AB has commenced within such 10-day period to cure such failure and are otherwise diligently pursuing such cure, then AB shall have such additional time as is reasonably necessary to effect such cure, but in no event more than twenty (20) days beyond the initial 10-day cure period. The foregoing notwithstanding, in the event any other Loan Document specifically sets forth events which constitute a "Default" or "Event of Default" thereunder, then the occurrence of any such "Default" or "Event of Default" shall constitute an Event of Default hereunder and the foregoing cure period shall not apply thereto. The foregoing cure period is also not applicable to monetary defaults, as to which there is no cure period, as specified in subparagraph (a) immediately above.

            (f) Other Defaults. Any default occurs under the Subordinate Debt Documents or any other agreement in connection with any credit either of AB or Guarantor has obtained from any other creditor(s) or which either of AB or Guarantor has guaranteed if the default consists of failing to make a payment when due or gives the other creditor(s) the right to accelerate any obligations in an aggregate amount in excess of fifty thousand dollars ($50,000).

            (g) Lien Priority. Banks fail to have an enforceable first lien (except for any liens to which Banks have consented in writing) on or security interest in any Collateral (other than "Emission Rights," as defined in AB Security Agreement).

            (h) False Information. Any representation or warranty under this Agreement or any agreement, instrument or certificate executed pursuant to this Agreement or in connection with any transaction contemplated hereby shall prove to have been false or misleading in any material respect when made or when deemed to have been made.

            (i) Bankruptcy. Either of AB or Guarantor files a bankruptcy petition, a bankruptcy petition is filed against either of AB or Guarantor or either of AB or Guarantor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against AB or Guarantor is dismissed within a period of sixty (60) days after the filing; provided, however, that Banks will not be obligated to extend any additional credit to AB during any bankruptcy period.

            (j) Receivers. Either of AB's or Guarantor's business is terminated, or a receiver or similar official is appointed for either of AB's or Guarantor's business and, in the event such appointment is the result of an involuntary action or proceeding, such appointment is not terminated, dismissed or discharged within sixty (60) days.

            (k) Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against AB or Guarantor in an aggregate amount of fifty thousand dollars ($50,000) or more in excess of any insurance coverage, and such lawsuit or lawsuits are not dismissed or fully bonded within thirty (30) calendar days after service of process upon AB or Guarantor (as applicable).

            (l) Judgments. Any judgments or arbitration awards in an aggregate amount in excess of fifty thousand dollars ($50,000) are entered against AB or Guarantor and, absent procurement of a stay of execution, such judgment or award remains unbonded or unsatisfied for ten (10) calendar days after the date of entry; or AB or Guarantor enters into any settlement agreement with respect to any litigation or arbitration, in an aggregate amount of fifty thousand dollars ($50,000) or more in excess of any insurance coverage.

            (m) Government Action. Any government authority takes action that Agent reasonably believes materially adversely affects either of AB's or Guarantor's financial condition or ability to repay.

            (n) Revocation. The Guaranty, the Stock Pledge Agreement, the Guarantor Security Agreement, the Subordination Agreement, or any other Security Document deed of trust or other document required by this Agreement is revoked or no longer in effect.

            (o) Material Adverse Change. A material adverse change occurs in either of AB's or Guarantor's financial condition, properties or prospects, or ability to repay the obligations hereunder.

            (p) ERISA Plans. The occurrence of a reportable event with respect to a Plan which is, in the reasonable judgment of Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or could reasonably be expected, in the reasonable judgment of Agent, to subject either of AB or Guarantor to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, would exceed $50,000.

        9.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, Banks, acting through Agent, shall have all of the following rights and remedies:

            (a) All obligations and indebtedness hereunder may, at the option of Agent and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable;

            (b) The Loans shall bear interest at the Default Rate;

            (c) All of the rights and remedies of a secured party under the California Commercial Code or other applicable law, all of which rights and remedies shall be cumulative, and not exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement or in any of the documents or agreements executed in connection herewith or which Agent and Banks may otherwise have under any applicable law or in equity;

            (d) The right to (i) peacefully enter upon the premises of AB or Guarantor or any other place or places where the Collateral is located, without any obligation to pay rent to AB, Guarantor or any other person, through self-help and without judicial process or first obtaining a final judgment or giving AB or Guarantor notice and opportunity for a hearing on the validity of Agents' or Banks' claim, and remove the Collateral from such premises and places to the premises of Agent or any agent of Agent, for such time as Agent, may require to collect or liquidate the Collateral, and/or (ii) require AB and Guarantor to assemble and deliver the Collateral to Agent at a place to be designated by Agent;

            (e) The right to (i) open AB's and Guarantor's mail and collect any and all amounts due from Account Debtors or direct that AB's and Guarantor's mail be diverted to a post office box or other location as determined by Agent
(ii) notify Account Debtors that the Accounts Receivable have been assigned to Agent and that Agent has a security interest therein and (iii) direct such Account Debtors to make all payments due from them upon the Accounts Receivable, directly to Agent or to a lock box designated by Agent. Agent shall promptly furnish AB with a copy of any such notice sent and AB hereby agree that any such notice in Agent's sole discretion, may be sent on Agents stationery, in which event AB shall, upon demand, co-sign such notice with Agent; and

            (f) In addition, as a matter of right and without notice to Farm or anyone claiming under AB, and without regard to the then value of any of the assets of AB in which Banks have a security interest, AB agrees that Banks and Agent shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers for AB or any of AB's assets in which Banks have a security interest, and AB hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Banks and Agent as provided in the AB Security Agreement and this Agreement and shall continue as such and exercise all such powers until the later of (i) the date of the last sale of all of AB's assets in which Banks have a security interest, (ii) the disbursement of all proceeds of the assets of AB in which Banks have a security interest collected by such receiver and the payment of all expenses incurred in connection therewith, and
(iii) the termination of such receivership with the consent of Banks or Agent or pursuant to an order by a court of competent jurisdiction.

            (g) The right to sell, lease or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, in lots or in bulk, for cash or on credit, all as Agent in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, nor at the same location at which the sale is being conducted. Agent shall have the right to conduct such sales on AB's or Guarantor's premises or elsewhere and shall have the right to use AB's or Guarantor's premises without charge for such sales for such time or times as Agent may see fit. Agent is hereby granted a license or other right to use, without charge, AB's and Guarantor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and AB's and Guarantor's rights under all licenses and all franchise agreements shall inure to Agent's benefit but Agent shall have no obligations thereunder. Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against amounts due under this Agreement. The proceeds realized from the sale of any Collateral shall be applied first to the costs and expenses, including reasonable attorneys' fees, incurred by Agent and Banks for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon the Loans; and third to the principal of the Loans. Agent shall account to AB for any surplus. If any deficiency shall arise, AB and Guarantor shall remain liable to Agent and Banks therefor.

        9.3 Costs and Expenses. Agent and Banks shall be entitled to recover all costs, expenses, and reasonable attorneys' fees (including any allocated costs of in-house counsel) in connection with the administering or enforcing of this Agreement following the occurrence and during the continuance of any Event of Default whether or not an action is filed.

    10. PARTICIPATIONS; AGENCY; AMENDMENT, CONSENTS AND WAIVERS; OTHER EXTENSIONS OF CREDIT.

        10.1 Participations.

            (a) As used herein, an "Institutional Lender" means any bank or other financial institution having (or whose parent has) capital and surplus of not less than $100,000,000 and which makes commercial loans on an ongoing basis in the ordinary course of its business. Each Bank may, with the prior written consent of Agent (which consent shall not be unreasonably withheld), at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its Commitments and advances or any other interest of such Bank hereunder and under the Loan Documents (in respect of any Bank, its "Credit Exposure"). If the proposed Participant is not an Institutional Lender, Agent may withhold its consent in its sole discretion. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank's Credit Exposure shall not decrease, and AB and Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Each Bank shall from time to time upon request of AB notify AB of the identity of any Participants with respect to its Credit Exposure hereunder; provided, however, that failure to provide such notice will not affect the validity of such participation. AB agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement, provided that such right of set-off shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 10.4. Each Bank agrees that any agreement between such Bank and any Participant in respect of such participating interest shall not restrict such Bank's right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement except to extend the Maturity Date, reduce the rate of interest or fees, extend the time of payment of interest thereon, reduce the principal amount thereof, or release all or substantially all of any Collateral. Notwithstanding the foregoing, or anything else contained herein which may be construed to the contrary, CBT, so long as it is Agent, and Manufacturers, if it should ever become agent, shall at all times retain (and not participate out) the lesser of (i) 25% of the total indebtedness owing under the Notes, or (ii) the amount retained by the other Bank that is a party to this Agreement.

            (b) Notwithstanding any other provision contained in this Agreement or any of the Loan Documents to the contrary, any Bank may, upon written notice to Agent, AB and the other Banks, pledge all or any portion of its Notes to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such pledged Notes made by AB to or for the account of the pledging Bank in accordance with the terms of this Agreement shall satisfy AB's obligations hereunder in respect to such pledged Notes to the extent of such payment. No such pledge shall release the pledging Bank from its obligations hereunder.

            (c) AB and Guarantor authorize each Bank to disclose to any Participant any and all financial information in such Bank's possession concerning AB and Guarantor and any subsidiary of AB and Guarantor which has been delivered to such Bank by AB or Agent pursuant to this Agreement or which has been delivered to such Bank by AB or Agent in connection with such Bank's credit evaluation of AB prior to entering into this Agreement.

        10.2 Agent.

            (a) Appointment. Each Bank hereby designates and appoints CBT as its agent under this Agreement and the Loan Documents, and each Bank hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 10.2. The provisions of this Section 10.2 are solely for the benefit of Agent and Banks, and neither AB nor Guarantor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for AB or Guarantor. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

            (b) Nature of Duties as Agent. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship with any Bank. Nothing in this Agreement, the Loan Documents or any other agreements, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement, the Loan Documents or any other agreement except as expressly set forth herein or therein. Each Bank shall make its own independent investigation of the financial condition and affairs of AB, Guarantor and their subsidiaries in connection with the extensions of credit hereunder and shall make its own appraisal of the creditworthiness of AB, Guarantor and their subsidiaries, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than financial information received by it in accordance herewith), whether coming into its possession before the date hereof or at any time or times hereafter. If Agent seeks the consent or approval of any Bank to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Bank. Notwithstanding the foregoing, Agent shall notify the Banks with reasonable promptness of any Event of Default of which Agent has actual knowledge.

            (c) Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Bank for any action taken or omitted by it hereunder or under any other agreement, or in connection herewith or therewith, except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Bank to whom payment was due but not made shall be to recover from the other Banks any payment in excess of the amount to which it is determined to be entitled (and such other Banks hereby agree to return to such Bank any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties herein or for the execution (other than by Agent), effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any other Loan Documents or any other agreement, or the transactions contemplated hereby or thereby, or for the financial condition of AB or Guarantor or any of their subsidiaries or affiliates. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any agreement or the financial condition of AB, or Guarantor or any of their subsidiaries or affiliates, or the existence or possible existence of any Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default. Agent may at any time request instructions from Banks with respect to any actions or approvals which by the terms of this Agreement or of any agreement Agent is permitted or required to take or to grant and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any person or entity for refraining from any action or withholding any approval under this Agreement or any other agreement until it shall have received such instructions from all Banks. Without limiting the foregoing, no Bank shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, any of the Loan Documents or any other agreement in accordance with the instructions of all Banks.

            (d) Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person or entity, and with respect to all matters pertaining to this Agreement the Loan Documents or any other agreement and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.

            (e) Banks will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement, the Loan Documents or any other agreement or any action taken or omitted by Agent under this Agreement, the Loan Documents or any other agreement, in proportion to each Bank's Pro Rata Share; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct; and provided further, however, that Agent shall distribute to each of the Banks in accordance with their Pro Rata Share all net payments and recoveries (after deduction of expenses) received by Agent from AB and Guarantor. The obligations of the Banks under this Section 10.2 shall survive the payment in full of all extensions of credit hereunder and the termination of this Agreement.

            (f) With respect to the extensions of credit made by it Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Bank. The term "Banks" or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Bank. Agent may lend money to, and generally engage in any kind of banking, trust or other business with AB as if it were not acting as Agent pursuant hereto.

            (g) Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Banking Days' prior written notice to AB and Banks. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (h) below or as otherwise provided below.

            (h) Upon any such notice of resignation pursuant to clause (g) above, the Banks shall appoint a successor Agent. If a successor Agent shall not have been, so appointed within said thirty (30) Banking Day period, the retiring Agent upon notice to AB, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Banks appoint a successor Agent as provided above.

            (i) Upon the acceptance by a successor Agent of any appointment as an Agent under this Agreement and the Loan Documents, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the refiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation as Agent under this Agreement, the provisions of this Section 10.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Notwithstanding anything contained herein which may be construed to the contrary, if CBT is acquired by or merged into another financial institution which does not have at least $100,000,000 in capitalization, Manufacturers may, at its option, within 45 days of such acquisition or merger, elect to become Agent hereunder by sending written notice to CBT's successor and to AB that Manufacturers has elected to become the Agent hereunder pursuant to the provisions of this section, and Manufacturers will, after the sending of such notice, be the Agent hereunder and shall have all the rights and responsibilities of the Agent hereunder.

            (j) Banks hereby irrevocably authorize Agent, at its option and in its discretion, to release any lien granted to or held by Agent upon any property covered by this Agreement or the Security Documents (A) upon termination of Bank's obligations hereunder and payment and satisfaction of all liabilities of AB under the Notes; or (B) constituting property being sold or disposed of if AB certify to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (C) constituting property leased to AB under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by AB to be, renewed or extended. Upon request by Agent at any time, any Bank will confirm in writing the Agent's authority to release particular types or items of property covered by this Agreement or the Loan Documents pursuant to this Section 10.2(j) or Section 10.3.

            (k) Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by the Banks (as set forth in Section 10.2(j), each Bank agrees to confirm in writing, upon request by AB, the authority to release any property covered by this Agreement and the Security Documents conferred upon Agent under clauses (A) through (C) of Section 10.2(i) and under Section 10.3. So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the Banks of their authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Banking Days' prior written request by AB, Agent shall (and is hereby irrevocably authorized by the Banks to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of the Banks herein or pursuant hereto upon such collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (B) such release shall not in any manner discharge, affect or impair the obligations of AB hereunder.

            (l) Agent shall have no obligation whatsoever to any Bank or any other person or entity to assure that the property covered by this Agreement or any of the Security Documents exists or is owned by AB, or is cared for, protected or insured or has been encumbered or that the liens granted to Agent pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section
10.2 or elsewhere in this Agreement or in any of the Security Documents, it being understood and agreed that in respect of the property covered by any of the Security Documents or any act, omission or event related thereto, Agent may act in any manner Agent deems appropriate, in its sole discretion, given Agent's own interest in property covered by any of the Security Documents as one of the Banks and that Agent shall have no duty or liability whatsoever to any of the other Banks; provided, that Agent shall exercise the same care which it would exercise in dealing with loans for its own account.

            (m) Each Bank hereby appoints each other Bank as agent for the purpose of perfecting security interests in assets which, in accordance with
Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Bank (other than Agent) obtain possession of any such collateral, such Bank shall notify Agent thereof and, promptly upon Agent's request therefor, shall deliver such collateral to Agent or in accordance with Agent's instructions. Each Bank agrees that it will not have any right individually to enforce or seek to enforce any right or remedy under this Agreement or any of the Security Documents or to realize upon any collateral securing any extensions of credit hereunder, it being understood and agreed that such rights and remedies may be exercised only by Agent.

        10.3 Amendments; Consents and Waivers for Certain Actions. No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by AB therefrom, shall in any event be effective unless the same shall be in writing and signed by AB and by the Banks holding at least two-thirds (66 2/3%) of the outstanding amounts of the Loans; provided, that no amendment modification, termination or waiver shall, unless in writing and signed by all Banks or, in the case of subsection (a) below, the affected Bank, do any of the following:

            (a) increase the Commitment of any Bank;

            (b) reduce the principal of, rate of interest on or fees payable with respect to any extensions of credit hereunder;

            (c) postpone the Maturity Date or any date fixed for any payment with respect to any amount of principal, interest or fees with respect to any extensions of credit hereunder;

            (d) amend or waive any of the covenants contained in Article 7 hereof, or this Section 10.3;

            (e) consent to the assignment or other transfer by AB of any of their rights and obligations under this Agreement or any of the Loan Documents;

            (f) except as specified in Section 10.2(j) above, release any material portion of the Collateral; or

            (g) waive any material condition precedent to any borrowing hereunder.

Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to accept from AB additional collateral. No notice to or demand on AB not required by the terms hereof in any case shall entitle AB to any other or further notice or demand in similar or other circumstances.

        10.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized by AB at any time or from time to time, with reasonably prompt subsequent notice to AB (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (including, without limitation, all account balances, whether provisional or final and whether or not collected or available, but expressly excluding any trust funds) held by such Bank at any of its offices for the account of AB (regardless of whether such balances are then due to AB) and
(b) other property held or owing by such Bank to or for the credit or for the account of AB, against and on account of any amounts owed by AB hereunder which are not paid when due; provided, however, that at any time that there exists any real property collateral for the Loans or any other obligations of AB or Guarantor under the Loan Documents, no Bank shall exercise any right of setoff without the prior written consent of each other Bank.

    11. Release.

        AB and Guarantor, each for itself, and its successors, heirs, executors, administrators and assigns, hereby waives, releases and discharges, and agrees that neither AB nor Guarantor will institute, prosecute or pursue, any and all complaints, claims, charges, claims for relief, demands, suits, actions and causes of action, whether in law or in equity, which either AB or Guarantor assert or could assert at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, whether or not known, suspected, liquidated, contingent or matured, with respect to any event, matter, claim, occurrence, damages or injury arising out of or associated with any of the Prior Credit Agreement, Prior Notes or Loan Documents or any other documents, instruments, or agreements related thereto, against Agent, either of the Banks or any of the Banks' current or former owners, officials, directors, officers, shareholders, affiliates, agents, representatives, servants, attorneys, subsidiaries, parents, divisions, branches, units, successors, predecessors, assigns and employees ("Banks Releasees"). AB and Guarantor each waive and release any and all rights under Section 1542 of the California Civil Code or any analogous state, local or federal law, statute, rule, order or regulation, that each Guarantor may have. California Civil Code
Section 1542 reads as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
         MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

This Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, relating to acts, omissions or occurrences to the date hereof, as well as those that are now disclosed. By entering into this Agreement, Banks and Agent do not admit any liability whatsoever to AB or Guarantor or to any other person or entity arising out of any claims heretofore or hereafter asserted by AB or Guarantor or other person or entity, and Banks expressly deny any and all such liability. This Agreement may not be used as evidence to prove any alleged wrong in any action brought or proceeding initiated by AB, Guarantor or other person or entity against any of the Banks Releasees.

    12. Reaffirmation by Guarantor.

        Guarantor acknowledges and agrees that the Guaranty continues in full force and effect with respect to AB's obligations under the Notes and this Agreement. Guarantor hereby restates and reaffirms as of the date of this Agreement each representation, warranty, and waiver of Guarantor set forth in the Guaranty. The Guaranty shall apply to all indebtedness of AB to Banks under the Notes and this Agreement, as if the Guaranty had been executed concurrently with the execution of this Agreement.

    13. MISCELLANEOUS.

        13.1 Waiver of Jury Trial.

        AB, GUARANTOR, AGENT AND BANKS EACH WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. AB, AGENT, GUARANTOR, AND BANKS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY OF THE LOAN DOCUMENTS.

        13.2 GAAP. Except as otherwise stated in this Agreement, all financial information provided to Agent and all financial covenants will be made under generally accepted accounting principles consistently applied.

        13.3 California Law. This Agreement is governed by California law without reference to its conflict of laws principles.

        13.4 Successors and Assigns. This Agreement is binding on AB's, Guarantor's, Agent's and Banks' successors and assignees. AB agrees that it may not assign this Agreement without the prior written consent of Agent and Banks. As used herein, including for purposes of obtaining interest rate quotes or making interest rate determinations, the term "CBT", "Agent" or "Manufacturers" shall mean and include CBT's, Agent's and Manufacturers', respectively, successors, including without limitation successors by merger or acquisition.

        13.5 Severability; Waivers; Interpretation. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. No failure on the part of Agent to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. Any consent or waiver under this Agreement must be in writing. If Agent waives a default, it may enforce a later default. Wherever the context so requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to." No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Agreement. Time is of the essence in the performance of this Agreement by AB and Guarantor. The exhibits to this Agreement are hereby incorporated in this Agreement. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party (and the parties hereto acknowledge that they participated in the negotiation and drafting of this Agreement, and that any ambiguity shall not be construed against any party).

        13.6 Costs and Expenses. In addition to the recovery of costs and expenses upon an occurrence of an Event of Default, if Agent or Banks incur expenses in connection with the preparation, administering or enforcing of this Agreement, AB shall pay Agent and Banks all such costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

        13.7 Entire Agreement. This Agreement and the Loan Documents, collectively:

            (a) represent the sum of the understandings and agreements between Agent, Banks and AB concerning this credit; and

            (b) replace any prior oral or written agreements between Agent, Banks and AB concerning this credit; including without limitation the Prior Credit Agreement and the Prior Notes, which are amended and restated in full by this Agreement and the Notes; and

            (c) are intended by Agent, Banks and AB as the final, complete and exclusive statement of the terms agreed to by them.

        In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        13.8 Notices. Except as otherwise expressly provided elsewhere in this Agreement or in the Loan Documents: (a) all notices, requests, demands, directions and other communications provided for hereunder or under any of the Loan Documents must be in writing and must be mailed, telecopied or personally delivered to the appropriate party at the address set forth on the signature pages of this Agreement or, as to any party, at any other address as may be designated by it in a written notice sent to all other parties in accordance with this Section 13.8; and (b) any notice, request, demand, direction or other communication given by telecopier, must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address. Except as otherwise expressly provided elsewhere herein or in any Loan Document if any notice, request, demand, direction or other communication required or permitted hereunder or under any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, upon electronic confirmation of receipt, and if given after 4:00 p.m., Los Angeles time, effective on the next Banking Day; or if given by personal delivery, when delivered.

        13.9 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        13.10 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

        13.11 Further Assurances. AB shall, at their expense and without expense to Agent, do, execute and deliver such further acts and documents as Agent from time to time reasonably requires to assure Agent the rights created or intended to be created by this Agreement, and for carrying out the intention or facilitating the performance of the terms of this Agreement or any document executed in connection with this Agreement.

        13.12 Hazardous Waste Indemnification. AB will indemnify and hold harmless Agent and Banks from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance by AB or at AB's premises or on AB's behalf. This indemnity will apply whether the hazardous substance is on, under or about AB's property or operations or property leased to AB. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to Agent, each Bank, their parents and subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of AB's obligations hereunder.

        Upon demand by Agent, AB will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects any of AB's property or operations or property leased to AB or which is brought or commenced against Agent in respect of AB, whether alone or together with AB or any other person, all at AB's own cost and by counsel to be approved by Agent in the exercise of its reasonable judgment. If AB fail to so defend the investigation, action, or proceeding, then Agent may elect to conduct its own defense at the expense of AB.

        13.13 Inter-Affiliate Indebtedness. AB and Guarantor agree that all indebtedness and obligations owing between AB and/or between either of AB and Guarantor, or owing by any subsidiaries to Guarantor, shall at all times be subject and subordinate to all indebtedness and obligations owing by AB and Guarantor to the Banks hereunder, and under the Notes and other Loan Documents.


        13.14 Existing Defaults. Subject to the satisfaction reached condition precedent set forth in Section 5 of this Agreement, Agent and Banks hereby waive each and everyone of the Existing Defaults.

        This Agreement is executed as of the date stated at the top of the first page.

                            "AB"

                            AB PLASTICS CORPORATION, a California
                            corporation



                            By:      /s/ Michael A. Gibbs
                               ----------------------------------------
                                     Michael A. Gibbs
                            Its:  Chief Executive Officer



                            By:      /s/ Paul J. Iacono
                               ----------------------------------------
                                     Paul Iacono
                            Its:  Chief Financial Officer



                            Address where notices to AB are to
                            be sent:

                            15730 South Figueroa Street
                            Gardena, California 90248
                            Attn: Paul J. Iacono
                            Telecopier: (310) 523-9859
                            Telephone:(213) 770-8771

                            "Guarantor"

                            COMPASS PLASTICS & TECHNOLOGIES,
                            INC., a Delaware corporation




                            By:      /s/ Michael A. Gibbs
                               ----------------------------------------
                                     Michael A. Gibbs
                                     Its:  Chief Executive Officer

                            By:      /s/ Paul J. Iacono
                               ----------------------------------------
                                     Paul Iacono
                            Its:  Chief Financial Officer


                            Address where notices to Guarantor are to be sent:

                            15730 South Figueroa Street
                            Gardena, California 90248
                            Attn: Paul J. Iacono
                            Telecopier: (310) 523-9859
                            Telephone: (213) 770-8771



                             "Banks"

                            CALIFORNIA BANK & TRUST,
                            a California banking corporation, in its individual capacity





                            By:   /s/ Robert K. Chaulk
                               ----------------------------------------
                                 Robert K. Chaulk, Vice President

                            Address where notices to CBT are to be sent:

                            California Bank & Trust
                            550 S. Hope Street, 3rd Fl.
                            Los Angeles, CA 90071
                            Attn:  Robert Chaulk
                            Telecopier:  (213) 687-8394
                            Telephone:   (213) 593-2059

                            MANUFACTURERS BANK, a California banking corporation





                            By:      /s/ Karen J. Kearney
                               ----------------------------------------
                                     Karen J. Kearney
                            Its:  Vice President

                            Address where notices to Manufacturers are to be sent:

                            Manufacturers Bank
                            515 South Figueroa Street, 5th Floor
                            Los Angeles, California 90071
                            Attn: Karen J. Kearney
                            Telecopier: (213) 489-6239
                            Telephone: (213) 489-8816



                            "Agent"

                            CALIFORNIA BANK & TRUST,
                            California banking corporation, as Agent for itself and Manufacturers Bank



                            By:      /s/ Robert K. Chaulk
                               ----------------------------------------
                                     Robert K. Chaulk, Vice President

                            Address where notices to Agent are to be sent:

                            California Bank & Trust
                            550 S. Hope Street, 3rd Fl.
                            Los Angeles, CA 90071
                            Attn:  Robert Chaulk
                            Telecopier:  (213) 687-8394
                            Telephone:   (213) 593-2059